U S WEST COMMUNICATIONS GROUP 1996 SECOND QUARTER EARNINGS
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EXHIBIT 99A
U S WEST Communications Group




Release Date:     July 25, 1996

Contact:     Dave Banks (303) 804-6752


  U S WEST COMMUNICATIONS GROUP REPORTS IMPROVED PROFITS AND SECOND STRAIGHT
                          QUARTER OF RECORD REVENUES

             - ACCESS LINE GROWTH ALSO CONTINUES AT RECORD PACE -

ENGLEWOOD, Colo. -- Fueled by continued record growth in revenues and telephone access lines, U S WEST Communications Group (NYSE:USW) reported second quarter normalized income of $289 million, a 2.1 percent increase, on
an  adjusted  basis.    Earnings  per  share  (EPS)  grew  by 1.7 percent on a
normalized basis, to $.61 from $.60 in the same period in 1995. Second quarter net income, before one-time items, was $324 million, a 10.6 percent increase, with EPS growing 9.7 percent to $.68 from $.62.
     Second-quarter revenues continued growing at a record pace -- a trend started in the first quarter -- increasing 6.9 percent to $2.5 billion from $2.3 billion a year ago. However, earnings for the quarter were tempered by higher operating expenses, which totaled $1.93 billion, an 8 percent increase over second quarter, 1995.
REVENUE GAINS CONTINUE AT RECORD PACE
     Revenue gains were driven by:
- -         Record growth in access lines, up 4.9 percent (excluding the sale of selected  rural  telephone  exchanges) over the past 12 months.  This includes
4.1 percent growth in residential lines, a growth rate of 32.9 percent in residential additional lines, and growth in business lines of 6.9 percent.
- -     Solid growth in network access minutes of use, up 9.9 percent;
- -     The highest-ever growth rate in local service revenues, up 9.6 percent;
- -      Strong growth in revenues from value-added services, such as Caller ID,
Call  Waiting,  Voice Messaging, and data networking services, up 59.3 percent
from  last  year.   Within that category, CLASS revenues more than doubled and
Voice  Messaging  revenues  increased  28  percent.    !NTERPRISE  (registered
trademark), the data networking services division of U S WEST Communications, reported revenue increases of more than 100 percent compared to the same period a year ago.
EXPENSES INCREASE IN SUPPORT OF VOLUMES AND GROWTH INITIATIVES
     Expense increases were driven by:
- -      Increased volume due to unprecedented access-line growth and continuing service-improvement initiatives. The company had a net gain of 93,000 access lines in the second quarter, a 24 percent increase compared with second quarter, 1995. A majority of this growth occurred outside the company's major metropolitan areas where the costs for providing service are disproportionately higher than in more densely populated areas.
- -          Increased costs associated with retail marketing programs which are helping drive unprecedented revenue growth and positioning U S WEST Communications with customers as competitors enter new markets.
- -      Start-up costs related to new business initiatives, such as significant expansion of data networking services, as well as preparation for entry into long distance, video, and wireless markets. Without these costs, growth in operating expenses during the second quarter would have been 6.4 percent instead of 8 percent, and net income growth would have more than doubled.
     "U S WEST Communications Group is making progress in growing revenues and improving service," said Richard McCormick, chairman and chief executive officer of U S WEST, Inc. "That's a critical step the company must take as it prepares for an increasingly competitive marketplace."
     "We continue to see accelerating top-line growth," said Sol Trujillo, president and chief executive officer of U S WEST Communications Group. "That tells me that our sharpened customer focus is working to drive strong revenue growth, but we still have a lot of work to do to improve our cost structure." Trujillo said the company continues to make progress in providing customer service even with the unprecedented growth. For instance, the number of held orders (for customers who've had to wait more than 30 days for new service) has dropped nearly 30 percent since the end of second quarter, 1995.
     "We're  ahead of plan for restoring service to levels which will position
us  for  competition,"    Trujillo  said.  "Once we reach our goals on service
improvement -- which we expect to occur in the second half of this year -- we'll be able to intensify our focus on taking costs out of the business. We believe the actions we're taking this year to manage growth, improve service, and build new business initiatives will increase shareowner value in the future."

SECOND QUARTER OPERATING HIGHLIGHTS
Operating highlights for the quarter include:
- -          Continued to strengthen the management team.  In April, the company named Carey Balzer its new Vice President-Solutions. Balzer is leading the company's effort to build comprehensive bundled solutions for targeted
customer  segments.    Prior  to  joining U S WEST Communications, Balzer held
market development positions at Sprint and AT&T.
- -          Achieved  substantial residential penetration levels of value-added
services:   Call Waiting, 39.1 %; Caller ID, 17.3 %; Voice Messaging, 13.8 %.
The company also introduced several new services, including: Call Waiting ID, which integrates Call Waiting and Caller ID; and Home Receptionist Screen Phone, which visually and functionally integrates Call Waiting, Caller ID, and Voice Messaging.
- -         !NTERPRISE (registered trademark) announced an initiative to enhance internet access and data communications for businesses and telecommuters through digital subscriber line technology that allows faster data communications over normal telephone wires.

- -       Achieved penetration of better than 40 percent of the cable households in its Omaha trial of TeleChoice (trademark) video services. In August, the company will complete the trial phase, and the nearly 12,600 subscribers will be converted from video dialtone to cable television customers, under recently granted cable television franchise agreements.
U S WEST Communications Group provides telecommunications and high-speed data services to more than 25 million customers in 14 western and midwestern states. The company is one of two major groups that make up U S WEST. U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's other major group, U S WEST Media Group (NYSE:UMG), is involved in domestic and international cable and wireless networks, directory publishing and interactive multimedia services.
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[Safe Harbor statement:  Some of the information presented in or in connection with this announcement constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its
expectations.    Factors  that  could  cause  actual  results  to  differ from
expectations  include:    (i)  greater  than  anticipated competition from new
entrants into the local exchange and intralata toll markets, (ii) changes in demand for the Company's products and services, including optional custom calling features, (iii) higher than anticipated employee levels, capital expenditures, and operating expenses as a result of unusually rapid, in-region growth, (iv) the gain or loss of significant customers, and (v) regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment in the local exchange market.]
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